Exhibit 4.4

DECLARATION OF TRUST

OF

YARDVILLE CAPITAL TRUST II

DECLARATION OF TRUST, dated as of May 25, 2000, between Yardville National Bancorp, a New Jersey corporation, as “Depositor” and The Bank of New York (Delaware), a Delaware banking corporation, as “Delaware Trustee” and Patrick M. Ryan, Jay G. Destribats and Stephen F. Carman as “Administrative Trustees” (the Delaware Trustee and the Administrative Trustees together, the “Trustees”). The Depositor and the Trustees hereby agree as follows:

1. The trust created hereby shall be known as Yardville Capital Trust II (the “Trust”), in which name the Trustees, or the Depositor to the extent provided herein, may contract, and sue and be sued.

2. The Depositor hereby assigns, transfers, conveys and sets over to the Trust the sum of ten dollars ($10). Such amount shall constitute the initial trust estate. It is the intention of the parties hereto that the Trust created hereby constitute a business trust under Chapter 38 of Title 12 of the Delaware Code, 12 Del. C. §3801 et. seq., (the “Business Trust Act”), and that this document constitutes the governing instrument of the Trust. The Trustees are hereby authorized and directed to execute and file a certificate of trust with the Delaware Secretary of State in accordance with the provisions of the Business Trust Act.

3. The Depositor and the Trustees will enter into an amended and restated Declaration of Trust, satisfactory to each such party and having substantially the terms described in the private placement memorandum (as referred to below), to provide for the contemplated operation of the Trust created hereby and the issuance of the Capital Securities and Common Securities referred to therein. Prior to the execution and delivery of such amended and restated Declaration of Trust, the Trustees shall not have any duty or obligation hereunder or with respect to the trust estate, except as otherwise required by applicable law or as may be necessary to obtain prior to such execution and delivery any licenses, consents or approvals required by applicable law or otherwise.

4. The Depositor and the Administrative Trustees hereby authorize and direct the Depositor, as the sponsor of the Trust, (i) to prepare and distribute a private placement memorandum on behalf of the Trust, including any necessary or desirable amendments thereto (including any exhibits contained therein or forming a part thereof), relating to the Capital Securities of the Trust and certain other securities; (ii) to file and execute on behalf of the Trust such applications, reports, surety bonds, irrevocable consents, appointments of attorney for service of process and other papers and documents as the Depositor, on behalf of the Trust, may deem necessary or desirable to register the Capital Securities under, or obtain for the Capital Securities an exemption from, the federal securities or “Blue Sky” laws; (iii) to execute on behalf of the Trust such purchase agreements with one or more purchasers relating to the offering of the Capital Securities as the Depositor, on behalf of the Trust, may deem necessary or desirable; and (iv) to execute on behalf of the Trust any and all documents, papers and instruments as may be desirable in connection with any of the foregoing. If any filing referred to in clauses (i) and (ii) above is required by law or by the rules and regulations of any applicable governmental agency, self-regulatory organization or other person or organization to be executed on behalf of the Trust by one of the Administrative Trustees, the Depositor and any of the Administrative Trustees of the Trust appointed pursuant to Section 6 hereof are hereby authorized to join any such filing and to execute on behalf of the Trust any and all of the foregoing.

5. This Declaration of Trust may be executed in one or more counterparts.

6. The Trustees shall initially be the trustees of the Trust. Thereafter, the Depositor may increase or decrease (but not below one) the number of trustees of the Trust by executing a written instrument fixing such number; provided, however, that so long as it is required by the Business Trust Act, one trustee of the Trust shall be either a natural person who is a resident of the State of Delaware or an entity other than a natural person that has its principal place of business in the State of Delaware and that, in either case, otherwise meets the requirements of applicable Delaware law. Subject to the foregoing, the Depositor is entitled to appoint or remove without cause any trustee at any time. The Trustees may resign upon thirty days’ prior written notice to the Depositor.

7. Notwithstanding any other provision of this Declaration, the Delaware Trustee in its capacity as Delaware Trustee shall not be entitled to exercise any of the powers, nor shall the Delaware Trustee in its capacity as Delaware Trustee have any of the duties and responsibilities of the Depositor or Administrative Trustee described in this Declaration. The Delaware Trustee in its capacity as Delaware Trustee shall be a Trustee for the sole and limited purpose of fulfilling the requirements of §3807 of the Business Trust Act.

8. The Depositor agrees to indemnify the Delaware Trustee for, and to hold it harmless against, any and all loss, damage, claim, liability or expense arising out of or in connection with this Declaration of Trust and the Trust created hereby, except to the extent that such loss, damage, claim, liability or expense is due to its own negligence or bad faith.

9. This Declaration of Trust shall be governed by, and construed in accordance with, the laws of the State of Delaware (without regard to conflict of laws principles that would call for the application of the substantive law of any jurisdiction other than the State of Delaware).

IN WITNESS WHEREOF, the parties hereto have caused this Declaration of Trust to be duly executed as of the day and year first above written.

YARDVILLE NATIONAL BANCORP Depositor		THE BANK OF NEW YORK (DELAWARE) Not in its individual capacity but solely as Delaware Trustees

By:	/s/ Patrick M. Ryan	By:	/s/ William T. Lewk
Patrick M. Ryan President/Chief Executive Officer

in his capacity as Administrative Trustee	in his capacity as Administrative Trustee

/s/ Patrick M. Ryan	/s/ Jay G. Destribats
Patrick M. Ryan	Jay G. Destribats

in his capacity as Administrative Trustee

/s/ Stephen F. Carman
Stephen F. Carman